Exhibit 10.12

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made and effective as of June 24, 2011, by and between BE Aerospace, Inc., a Delaware corporation (“Company”), and Robert A. Marchetti (the “Executive”).  (The Company and Executive are sometimes referred to herein as the “Parties.”)

RECITALS

A.          Company and Executive previously entered into an Employment Agreement dated as of January 1, 2009 (the “Employment Agreement”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

B.           Executive’s employment with the Company has terminated as of the Expiration Date as a result of the termination of the Employment Period.  Upon the Expiration Date, the Company engaged Executive to provide consulting services to the Company for a period of two (2) years in accordance with Section 5 of the Employment Agreement.

C.          Company and Executive now desire to enter in this Amendment and make certain changes to the Employment Agreement, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.            Amendments.

1.1   Consulting Services.  The Parties agree that Executive may utilize RAM Consultants, LLC, a Virginia Limited Liability Company, having an address of  1528 Harbor Road, Williamsburg, Virginia 23185 (“RAM Consultants”) in discharging his obligation to provide Consulting Services to the Company, provided, however, that prior to any utilization of RAM Consultants in this regard or payments from the Company hereunder are made, and before RAM Consultants receives any information whatsoever of or relating to the Company, RAM Consultants and Executive shall each execute and deliver to the Company a Proprietary Rights Agreement: the form of the Proprietary Rights Agreement to be executed by RAM Consultants is attached as Exhibit 1 and the form to be executed by Executive is attached as Exhibit 2.  Notwithstanding the foregoing, Executive shall remain fully and exclusively responsible to the Company for the performance of all Consulting Services under the Employment Agreement (including, without limitation, for the delivery, performance and standard of service of all Consulting Services).

1.2   Consulting Fees.  Section 5(c) of the Employment Agreement is hereby amended by deleting said Section 5(c) in its entirety, and replacing such section with the following:

“(c)           Consulting Fees.  During the Consulting Period, the Executive shall receive a consulting fee equal to $21,067 per month.  Such fee for the first six (6) months of the Consulting Period will be paid in a lump sum payment of $126,402 paid on or about July 1, 2011.  Payments for remaining months of the Consulting Period will be paid in monthly installments in arrears on the last day of the month (pro-rated for partial months), with the first such payment due July 31, 2011.  The Executive hereby requests and directs the Company to pay all such consulting fees from time to time owing hereunder to RAM Consultants at 1528 Harbor Road, Williamsburg, Virginia 23185.  All payments made by the Company to RAM Consultants shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.  Nothing in this Section shall be construed to provide RAM Consultants with any rights or claims against the Company whatsoever.”

2.   Effect on Employment Agreement.  Except as expressly provided herein, the Employment Agreement, remains unmodified and in full force and effect and is hereby ratified and confirmed.  RAM Consultants shall have no rights whatsoever against the Company under the Employment Agreement or this Amendment, including, but not limited to, Third Party Beneficiary status.  This Amendment and its Exhibits shall not supersede or modify the Proprietary Rights Agreement between Executive and the Company executed by the Executive in conjunction with the Employment Agreement, and shall be in addition to the obligations imposed by that Proprietary Rights Agreement.

3.   Miscellaneous.  This Amendment will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the state of Florida.  The Employment Agreement and its Exhibits, as well as this Amendment and its Exhibits, constitute the entire agreement between the Parties relating to the subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral relating to this subject matter.  No oral waiver, amendment or modification of this Amendment will be effective under any circumstances whatsoever.  This Amendment may be executed in multiple counterparts with separate pages, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.  This Amendment, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement as of the date first set forth above.

Company:

BE AEROSPACE, INC., a Delaware
corporation

By:	/s/ Ryan M. Patch

Name:	Ryan M. Patch

Its:	Corporate Secretary

Executive:

/s/ Robert A. Marchetti

EXHIBIT 1

PROPRIETARY RIGHTS AGREEMENT TO BE EXECUTED BY RAM CONSULTANTS

EXHIBIT 2

PROPRIETARY RIGHTS AGREEMENT TO BE EXECUTED BY ROBERT MARCHETTI